Exhibit 99(m)

AMENDED AND RESTATED
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
(Julius Baer Global Equity Fund, Inc.)
Effective April 2, 2008

          This Amended and Restated Distribution and Shareholder Services Plan (the “Plan”), is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Julius Baer Global Equity Fund, Inc, a Maryland corporation (the “Fund”), subject to the following terms and conditions:

          Section 1. Distribution Agreements; Servicing Agreements; Annual Fee.

          (a) Distribution Agreements. Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements providing for distribution of shares of beneficial interest in the Fund, par value $.001 per share (the “Shares”), that are duly approved by the Board of Directors of the Fund (the “Distribution Agreements”) with organizations (each a “Service Organization”) providing distribution or other shareholder services to the Fund, including but not limited to institutional shareholders of record of Shares. Pursuant to the Distribution Agreements, the Service Organizations will be paid an annual fee for providing services primarily intended to result in the sale of Shares.

          (b) Servicing Agreements. Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements for services to be provided to holders of Shares, that are duly approved by the Board of Directors of the Fund (the “Servicing Agreements”) with Service Organizations. Pursuant to the Servicing Agreements, the Service Organizations will be paid an annual fee for providing certain shareholder servicing, administrative and accounting services to their customers or clients who beneficially own Shares (“Customers”).

          (c) (i) Distribution and Servicing Fees for Class A Shares. The Fund may expend an aggregate amount on an annual basis not to exceed 0.25% of the value of the Fund’s average daily net assets attributable to the Class A Shares for services provided under the Plan.

          (ii) Distribution and Servicing Fees for Class R Shares. The Fund may expend an aggregate amount on an annual basis not to exceed 0.75% of the value of the Fund’s average daily net assets attributable to the Class R Shares for services provided under the Plan.

(iii) Distribution and Servicing Fees for Consultant Class Shares. The Fund may expend an aggregate amount on an annual basis not to exceed 1.00% of the value of the Fund’s average daily net assets attributable to the Consultant Class Shares for services provided under the Plan.

          (d) Payment of Fees. The Distribution and Servicing Fee will be calculated daily and paid monthly by the Fund with respect to the foregoing classes of the Fund’s shares (each a “Class” and together the “Classes”) at the annual rates indicated above.

          Section 2. Services

          The annual fee paid to the Service Organizations under Section 1 of the Plan will compensate Service Organizations to cover certain expenses incurred by each Class primarily intended to result in the sale of such Class or to provide other shareholder servicing, administrative and accounting services, including, but not limited to, (a) costs of payments made to employees that engage in the distribution of Shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of Shares, including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund’s transfer agent; (c) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotion and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (e) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (f) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable; (g) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Fund’s distributor or transfer agent; (h) providing Customers with a service that invests the assets of their accounts in Shares; (i) processing dividend payments from the Fund on behalf of Customers; (j) providing information periodically to Customers showing their position in Shares; (k) arranging for bank wires; (l) responding to Customer inquiries relating to the service performed by it; (m) providing sub-accounting with respect to Shares beneficially owned by Customers or the information to the Fund necessary for sub-accounting; (n) forwarding shareholder communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers, if required by law; and (o) providing other similar services to the extent permitted under applicable statues, rules and regulations.

          Section 3. Approval of Shareholders.

          The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

          Section 4. Approval of Trustees.

          The Plan will not take effect and payments under any related agreement will not be made until the Plan and such agreement are approved: (1) by a majority of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Directors”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements; and (2) with respect to changes made to the rights, costs or obligations of any Class that has current shareholders at the time of the approval of this Plan, by a majority of the outstanding voting securities of the shares in that Class.

          Section 5. Continuance of the Plan.

          The Plan will continue in effect with respect to each Class for so long as its continuance is specifically approved at least annually by the Fund’s Board of Directors in the manner described in Section 4 above.

          Section 6. Termination.

          The Plan may be terminated at any time with respect to a Class (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a vote of the Qualified Directors. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

          Section 7. Amendments.

          The Plan may be amended at any time by the Board of Directors, provided that no material amendment to the Plan shall become effective unless approved by the Fund’s Board of Directors in the manner described in Section 4 above and that the Plan may not be amended to increase materially the amount that may be spent under the Plan without shareholder approval.

          Section 8. Selection of Certain Directors.

          While the Plan is in effect, the selection and nomination of the Fund’s Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

          Section 9. Written Reports.

          In each year during which the Plan remains in effect, Julius Baer Investment Management, LLC, the Funds’ advisor, will prepare and furnish to the Fund’s Board of Directors and the Board will review, at least quarterly, written reports, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.

          Section 10. Preservation of Materials.

          The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

          Section 11. Meanings of Certain Terms.

          As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations thereunder, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

          Section 12. Limitation of Liability.

          It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Amendment and Restatement of the Fund. The execution and delivery of this Plan has been authorized by the Directors and by shareholders of the Fund holding at least a majority of the outstanding voting securities and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any or them personally, but shall bind only the property of the Fund as provided in the Articles of Incorporation and Restatement of the Fund.

Approved: April 2, 2008